N-SAR Exhibit: Sub-item 77I
Legg Mason Partners Equity Trust
ClearBridge Energy MLP & Infrastructure Fund


In connection with the terms of the offering of Class A, Class C, Class FI, Class R, Class I and Class IS shares of ClearBridge Energy MLP & Infrastructure Fund (the "Fund"), Registrant incorporates by reference the Fund's prospectus, Statement of Additional Information, Management Agreement and Subadvisory Agreements, and other related agreements thereto, as filed with the Securities and Exchange Commission pursuant to Rule 485APOS of the Securities Act of 1933, on post-effective Amendment No. 282 to Form N-1A, on August 1, 2013 (Accession No. 0001193125-12-282165).